Exhibit 5.1

February 24, 2015

Halliburton Company

3000 North Sam Houston Parkway East

Houston, TX 77032

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) proposed to be filed by Halliburton Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of unsecured debt securities of the Company (“Debt Securities”) that may be issued pursuant to the Indenture (the “Indenture”) dated as of October 17, 2003 between the Company and The Bank of New York Mellon Trust Company, N. A. (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), and sold by the Company from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Debt Securities are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Indenture, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed. In giving the opinion below, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies of original documents conform to the original documents and all such original documents are authentic, and all information submitted to us was accurate and complete. In addition, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee.

In connection with this opinion, we have also assumed that:

(i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act;

(ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby;

(iii) all Debt Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement (including post-effective amendments) and the applicable prospectus supplement;

(iv) the Board of Directors of the Company will have taken all necessary corporate action to authorize the issuance of the Debt Securities and to approve and establish the terms of the offering and the issuance and sale of such Debt Securities and related matters, and such Debt Securities will not include any provision that is unenforceable; and

(v) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

On the basis of the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Debt Securities to be issued under the Indenture, when such Debt Securities have been duly executed,

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authenticated, issued and delivered in accordance with the provisions of the Indenture and the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Company and its Board of Directors upon payment of the consideration provided for therein, such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (1) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (2) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (3) any implied covenants of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the contract laws of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any related 462(b) Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.